UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

May 1, 2014

STANDARD METALS PROCESSING, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-14319	84-0991764
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

611 Walnut Street, Gadsden, Alabama 35901
(Address of principal executive offices)

(888) 960-7347

Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2014, the compensation committee of Standard Metals Processing, Inc. (the “Company”) agreed to increase the salaries of Ms. Sharon Ullman, Chief Executive Officer and President of the Company, and Mr. Jim Stieben, President and Director of Operations of Tonopah Custom Processing, Inc., a wholly owned subsidiary of Tonopah Milling and Metals Group, Inc., a wholly owned subsidiary of the Company as a result of the increased responsibilities and amount of work required of Ms. Ullman and Mr. Stieben due to the active development and preparation of operations at the Tonopah, Nevada property. The Company executed: (i) an addendum with Ms. Ullman revising her November 13, 2013 employment agreement to increase her salary to $300,000.00 per year and (ii) an addendum with Mr. Stieben revising his October 15, 2013 employment agreement to increase his salary to $150,000.00 per year. All other terms in the employment agreements remain as disclosed in the Company’s Annual Report for the year ended December 31, 2013 on Form 10-K, filed with the Securities and Exchange Commission on April 11, 2014, hereby incorporated by reference.

Item 8.01.      Other Events.

Progress at Tonopah, Nevada Property

Contractor Housing

There is a severe housing shortage in the Tonopah area. Any available lodging has become increasingly expensive. In order to efficiently continue the rapid growth and improvements upon the Tonopah property, the Company completed a newly constructed landscaped 5-space Recreational Vehicle (“RV”) park complete with laundry facilities. The RV park allows us to house our construction contractors and provide onsite housing for future employees at a significant cost savings. The RV park was designed to easily allow future upgrades and up to 10 additional spaces. The new water supply system will supply individual water lines to each RV space and the new electricity service line agreement will provide electricity to the RV park.

Water Pollution Control Permit

Through the Company’s wholly owned subsidiary, Tonopah Custom Processing, Inc. (“TCP”), it filed a Water Pollution Control Permit (“WPCP”) Application with the Nevada Department of Environmental Protection (“NDEP”) Bureau of Mines and Mining Reclamation (“BMMR”) on August 28, 2013 for the approval of the permits necessary for a small-scale mineral processing facility planned for the Tonopah property. The plant will perform laboratory testing, pilot testing, and custom processing of precious metal ores and concentrates from mining industry clients. Processing of ore materials will employ standard mineral processing techniques including gravity concentration, froth flotation and chemical leaching and carbon stripping.

The WPCP must be approved prior to commencing the planned construction of our processing plant in Tonopah, Nevada. We are still in the technical review stage of our WPCP. While the Company awaits approval, NDEP has allowed us to do limited site preparation.

We are preparing for construction of our processing facility which includes working with contractors that will be building the new 21,875 square foot processing plant, cleaning and preparing the property, and refurbishing a trailer that will act as our construction office.

In connection with our WPCP application, NDEP suggested that we take the following actions: (i) retain a Nevada Certified Environmental Manager (“CEM”), (ii) perform Meteoric Profile II water testing on ground water directly below the mill as well as surrounding wells located off site, and (iii) determine baseline values of water using the Meteoric Profile II results. NDEP requested that the Company delay any new construction planned for “metal extraction” until after the permits are in place. We hired Allstate-Nevada Environmental Management, Inc., as our CEM to assist us with obtaining an NDEP WPCP and to help us fulfill all the requirements of NDEP including the Meteoric Profile II analysis, as well as advise on the overall site cleanup and assisting with any other NDEP requirements.

In March 2013, Advanced Surveying & Professional Services, as our Professional Land Surveyor (“PLS”), completed surveys and testing of the Tonopah property required for the application of our required permits. After completion of the survey, it was determined the property is 1,183 acres. The scope of work our PLS completed includes: (i) setting a total of 19 permanent monuments at angle points along lines, (ii) setting eight permanent monuments locating US Hwy 95, (iii) recording a professional map indicating longitude and latitude for all corners, and (iv) providing a digital map accessible in AutoCad software.

NDEP’s review of the WPCP application typically takes 225 days. However, a backlog of permit applications may cause delays. We engaged HDR Engineering, Inc. to assist in the final portion of permitting with NDEP.

Water, Wells and Drilling Permit

The existing water rights on the property utilize two wells (points of diversion). We are in the process of obtaining a drilling permit from the Nevada Department of Water Resources (“NDWR”) to move the point of diversion of one of our existing wells. The historic production well has not been used in recent years and is too far away from our new production plant. We are moving the point of diversion closer to our proposed production plant site to provide a localized source of fresh water. We hired Bruce Mackay Pump and Well Service to drill the new process/fresh water well that will change the point of diversion and drill a new well. Drilling is expected to commence in June 2014.

We placed a new 14,600 gallon water tank on the Tonopah property and completely rebuilt our existing domestic well to provide a supply of water for construction on the property, the construction office, and the newly built RV park. The service of the domestic well included replacing the existing well pump with a higher volume submersible pump, installing a two inch supply line from the well to a 1,500 gallon fresh water supply tank, and a secondary water system including two 80 gallon pressure bladders and individual supply lines.

On March 10, 2014, we retained Interflow Hydrology, Inc. (“Interflow”) to engineer, design and oversee the installation of our four monitoring wells. The monitoring wells will be utilized by taking water samples up-gradient and down-gradient of our processing plant. A gradient is a direction of flow or convergence of the underground aquifer on the property. NDEP is permitting the Company to begin the installation of up to one up-gradient and three down-gradient monitoring wells.  We will take samples from the monitoring wells each quarter once it is operational to compare the laboratory water test results from up-gradient and down-gradient to act as a control. The baseline values of water quality are compared between up-gradient and down-gradient monitoring wells to show our site is not releasing any pollutants into the water table. Interflow will design and oversee the installation of the four monitoring wells and will provide us with an interpretation of groundwater gradient under our processing plant.

Eagle Drilling, Inc. is scheduled to begin drilling the four monitoring wells in mid-May 2014. CEM Allstate Environmental and Interflow will be present to oversee the installation.

Site and Facility Preparation

The Company received leased heavy equipment on August 1, 2013 which was used to begin cleanup of the site to prepare it for the new construction. We ordered a pre-fabricated building on November 4, 2013 and took delivery of the building on March 21, 2014. Upon receipt of our WPCP, we will begin erecting the building, which could take up to 120 days to complete.

The Company accepted delivery of additional large heavy equipment and broke ground on April 1, 2014. We completed the initial grading of specific designated areas on the 40 undisturbed acres of land including clearing all vegetation, removing all scrap metal, and the excavation of the building pad for the preparation of the new 21,875 square foot processing plant. With the additional large heavy equipment onsite, we have completed the removal of all the extra and unnecessary materials and old equipment that have accumulated on the land.

We installed approximately one mile of perimeter security fencing around the new building site and contracted NV Energy to provide a new service line agreement upgrading our 100 amp service to 400 amp service to provide the construction offices and the RV park with electricity.

We engaged Dwyer Engineering, Inc. to provide engineered concrete footing designs and load calculations for our new processing plant.

In April 2014 we purchased a complete Concrete Batch Plant, including four cement trucks, to reduce the overall cost of construction activities on site. This purchase is estimated to reduce the overall cost of construction by at least $500,000.00.

The Company will also engage an electrical contractor to design and engineer our new on site electrical sub-station required to provide power to our new processing plant.

Item 9.01.      Exhibits

10.1	Employment Agreement for Chief Executive Officer, Sharon Ullman executed November 13, 2013 (incorporated by reference to Exhibit 10.22 to Form 10-K for the year ended December 31, 2013 (File No. 000-14319)).

Dated: May 7, 2014	STANDARD METALS PROCESSING, INC.

	By:	/s/ Sharon L. Ullman
Sharon L. Ullman
Chief Executive Officer